Exhibit 4.367

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.
DATED 1 FEBRUARY 2011
THE BALDWIN GROUP LIMITED
AND
THE BANK OF NEW YORK MELLON
AS COLLATERAL AGENT

DEED OF CONFIRMATION AND AMENDMENT

THIS DEED is made the 1st day of February 2011
BETWEEN:
(1)	THE BALDWIN GROUP LIMITED, a company incorporated in England and Wales with company number 01557790 (the “Chargor”); and

(2)	THE BANK OF NEW YORK MELLON in its capacity as collateral agent as appointed under the First Lien Intercreditor Agreement for the Secured Parties (the “Collateral Agent”)
WHEREAS:
(A)	The Chargor has entered into the debenture dated 16 November 2010 granted by The Baldwin Group Limited in favour of the Collateral Agent (the “Debenture”) pursuant to (i) a credit agreement dated as of 5 November 2009 (as subsequently amended) between among others Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., SIG Euro Holding AG & Co KGaA, SIG Austria Holding GmbH, Reynolds Group Holdings Limited, Closure Systems International BV, Pactiv Corporation, the other borrowers party thereto, the lenders from time to time parties thereto, and Credit Suisse AG as administrative agent (the “Credit Agreement”), (ii) an indenture dated 5 November 2009 between Reynolds Group Escrow LLC, Reynolds Group DL Escrow Inc. and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and collateral agent, as modified, amended or supplemented from time to time (the “2009 Senior Secured Notes Indenture”), and (iii) an indenture dated 15 October 2010 and entered into between, among others, RGHL US Escrow I Inc., RGHL US Escrow I LLC and RGHL Escrow Issuer (Luxembourg) I S.A. and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent (the “2010 Senior Secured Notes Indenture”).

(B)	In connection with the Credit Agreement, the 2009 Senior Secured Notes Indenture and the 2010 Senior Secured Notes Indenture, certain parties to those documents have entered into a first lien intercreditor agreement dated 5 November 2009 (as subsequently amended) between among others The Bank of New York Mellon as collateral agent and representative under the indenture, Credit Suisse AG as representative under the credit agreement, Wilmington Trust (London) Limited as an additional collateral agent and each grantor that are parties thereto (the “First Lien Intercreditor Agreement”).

(C)	Pursuant to an indenture (the “February 2011 Senior Secured Notes Indenture”) dated 1 February 2011 and entered into between, among others, the Issuers (as defined therein) (the “Issuers”) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, certain secured notes (the “February 2011 Senior Secured Notes”) were issued by the Issuers.

(D)	The obligations in respect of the February 2011 Senior Secured Notes and any Senior Secured Note Documents (as defined therein) will or have been designated as

“Additional Obligations” under, and in accordance with, section 5.02(c) of the First Lien Intercreditor Agreement (the “Secured Notes Designation”).

(E)	As a consequence of the execution of the February 2011 Senior Secured Notes Indenture it is necessary for the Chargor to make certain minor amendments to the Debenture, and enter into this Deed.
NOW THE PARTIES HEREBY AGREE:
1.	In this Deed (including its recitals), unless otherwise defined herein terms defined in the First Lien Intercreditor Agreement shall have the same meaning when used in this Deed.

2.	With effect from the date of this Deed, the Debenture shall be amended as follows:
(a)	In Clause 1.1 (Definitions) the following new definition of “February 2011 Issuers” shall be inserted in alphabetical order:

““February 2011 Issuers” means the “Issuers” under, and as defined in, the February 2011 Senior Secured Notes Indenture, including their successors in interest.”

(b)	In Clause 1.1 (Definitions) the following new definition of “February 2011 Senior Secured Notes Indenture” shall be inserted in alphabetical order:

““February 2011 Senior Secured Notes Indenture” means the indenture dated 1 February 2011, among the February 2011 Issuers and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.”

(c)	In Clause 1.1 (Definitions) the existing definition of “Agreed Security Principles” shall be deleted and replaced by the following:

““Agreed Security Principles” has the meaning it is given in the Credit Agreement and the 2009 Senior Secured Notes Indenture and to the extent of any inconsistency the meaning it is given in the Credit Agreement shall prevail.”

(d)	In Clause 1.1 (Definitions) the existing definition of “Credit Agreement” shall be deleted and replaced by the following:

““Credit Agreement” means the Credit Agreement dated 5 November 2009 among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V., Pactiv Corporation and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formally known as Credit Suisse) as administrative agent, as amended by amendment agreements dated 21 January 2010, 4 May 2010 and 30 September 2010 and as further amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.”
(e)	In Clause 1.1 (Definitions) the existing definition of “First Lien Intercreditor Agreement” shall be deleted and replaced by the following:

“First Lien Intercreditor Agreement” mean the First Lien Intercreditor Agreement dated 5 November 2009 between, among others, the Collateral Agent, The Bank of New York Mellon, as trustee under the 2009 Senior Secured Notes Indenture, the 2010 Senior Secured Notes Indenture and the February 2011 Senior Secured Notes Indenture, Credit Suisse AG (formally known as Credit Suisse) as administrative agent under the Credit Agreement, and the Loan Parties, as further amended, novated, supplemented, restated or modified from time to time.”

(f)	In Clause 1.1 (Definitions) the existing definition of “Principal Finance Documents” shall be deleted and replaced by the following:

““Principal Finance Documents” means the Credit Agreement, the 2009 Senior Secured Notes Indenture, the 2010 Senior Secured Notes Indenture, the February 2011 Senior Secured Notes Indenture, the Intercreditor Arrangements and any Additional Agreement.”

(g)	Clause 5.3.2 (Further Advances) shall be deleted in its entirety and replaced with the following:
“5.3.2	(a) Subject to the terms of the Loan Documents, each 2009 Issuer may issue Additional Notes (as defined in the 2009 Senior Secured Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Debenture as if set out in this Debenture.

(b)Subject to the terms of the Loan Documents, each 2010 Issuer may issue Additional Notes (as defined in the 2010 Senior Secured Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Debenture as if set out in this Debenture.

(c) Subject to the terms of the Loan Documents, each February 2011 Issuer may issue Additional Notes (as defined in the February 2011 Senior Secured Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Debenture as if set out in this Debenture.”
3.	The Chargor confirms that, with effect from the date of this Deed, the Debenture shall continue in full force and effect as amended by this Deed and extends to the obligations in respect of the new Additional Agreements (as defined in the First Lien Intercreditor Agreement) as a result of the Secured Notes Designation.

4.	This Deed is supplemental to and shall be construed as one with the Debenture and all documents or instruments which are expressed to supplement the Debenture shall be construed accordingly.

5.	This Deed may be executed in two or more counterparts each of which shall be deemed an original but which together shall constitute one and the same instrument.

6.	This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

7.	The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of, or connected with this Deed (including a dispute regarding the existence, validity or termination of this Deed or the consequences of its nullity) or any non-contractual obligations arising out of or in connection with this Deed.

8.	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

9.	Clauses 7 to 9 (inclusive) of this Deed are for the benefit of the Collateral Agent only. As a result and notwithstanding Clause 7, it does not prevent the Collateral Agent from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Collateral Agent may take concurrent proceedings in any number of jurisdictions.

IN WITNESS whereof this Deed has been duly executed as a deed by the Chargor and understood by the Collateral Agent on the day and year first before written.

The Chargor

Signed as a deed by	)
Karen Mower	)

as attorney for	)
The Baldwin Group Limited	)
in the presence of:	)	/s/ Karen Mower
Signature of witness     /s/ Nathan Parker
Name of witness     Nathan Parker
Address of witness     [          ]
Occupation of witness     Solicitor
The Collateral Agent

Signed by	)
THE BANK OF NEW YORK MELLON	)

By:	/s/ Catherine F. Dononue

Name:	Catherine F. Dononue

Address:	The Bank of New York Mellon
101 Barclay Street, Floor 4E, New York, NY 10286, USA

Fax:	+1 212 815 5366

Attention:	International Corporate Trust